Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-234422 on Form S-3, Registration Statement Nos. 333-107743, 333-166888, 333-228102, 333-233382, 333-238501, 333-248405 on Form S-8, and Registration Statement Nos. 333-228790 and 333-228791 on Form S-4 of our reports dated February 23, 2022, relating to the consolidated financial statements of NiSource Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP
Columbus, Ohio
February 23, 2022